Exhibit 10.36
FIRST AMENDMENT TO THE
DICK’S SPORTING GOODS OFFICERS’ SUPPLEMENTAL SAVINGS PLAN
     WHEREAS, Dick’s Sporting Goods, Inc. (the “Company”) established the Dick’s Sporting Goods Officers’ Supplemental Savings Plan (the “Plan”) for the benefit of certain employees;
     WHEREAS, pursuant to Section 8.1 of the Plan, the Company reserves the right to amend the Plan; and
     WHEREAS, the Company wishes to amend the Plan to make clarifying changes relating to the discretionary contribution permitted under the Plan.
     NOW THEREFORE, the Plan is amended effective as of January 1, 2008 as follows:
1.	Section 2.2 of the Plan is amended by adding the following sentence to the end of that section:

In addition, in the case of an ad hoc Discretionary Contribution described in Section 2.4, the Administrator may permit the Eligible Executive to defer such compensation on or before the 30th day after the Eligible Executive obtains the legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.

2.	Section 2.4 is amended by adding the following new paragraph to the end of that section:

The Company also shall have the discretion to make an ad hoc Discretionary
Contribution to the Plan on behalf of any Eligible Executive, but such compensation shall not be payable to the Eligible Executive unless the Eligible Executive continues to provide services for a period of at least 12 months from the date the Eligible Executive obtains a legally binding right to receive such compensation. In such a case, the election to defer such compensation may be made on or before the 30th day after the Eligible Executive obtains the legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.

3.	Section 3.1 is amended by replacing the fourth sentence of that section with the following sentence: “Discretionary Contributions shall be credited to the Participant’s Retirement Account.”

4.	Section 3.2 is amended in its entirety to read as follows:
     3.2 Vesting of Accounts. Participant deferrals and notional earnings thereon, whether credited to the Participant’s Retirement Account or a Scheduled Distribution Account, shall be fully vested at all times. Matching Contributions credited to the

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Participant’s Company Match Account shall be fully vested after the Participant has completed five (5) Years of Participation. Discretionary Contributions shall become vested in accordance with the vesting schedule determined by the Company in its sole discretion, and different vesting schedules may apply to different Discretionary Contributions. Notwithstanding the foregoing, Matching Contributions and Discretionary Contributions shall become fully vested in the event of a Change in Control or in the event of the Participant’s Retirement, death or Disability; provided, however, that an ad hoc Discretionary Contribution shall not vest in the event of the Participant’s Retirement if such Retirement occurs before the end of the 12-month period described in Section 2.4.

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     IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed this 27th day of March, 2008.

By: Title:	/s/ Kathryn L. Sutter Senior Vice President of Human Resources

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